[LETTERHEAD OF ERNST & YOUNG LLP]

                       Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Associates Investment Plan for Salaried Associates Who Are Residents of the Commonwealth of Puerto Rico and the Associates Investment Plan for Hourly Associates Who Are Residents of the Commonwealth of Puerto Rico, of the Phillips-Van Heusen Corporation, of our reports dated June 21, 1996, with respect to the financial statements and supplemental schedules of the above mentioned plans included in this Annual Report (Form 11K) for the year ended December 31, 1995.



                                        /s/ Ernst & Young LLP


June 21, 1996
New York, New York